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                                                                   EXHIBIT 5.1

                      [LETTERHEAD OF LATHAM & WATKINS]

                                June 23, 2000


Advanced Micro Devices, Inc.
One AMD Place
P.O. Box 3453
Sunnyvale, California 94088-3453

          Re:  Advanced Micro Devices, Inc.
               7,500,000 shares of Common Stock, par value $0.01 per share
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          In connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,500,000 shares of common stock, par value $0.01 per share (the "Shares"), of Advanced Micro Devices, Inc., a Delaware
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corporation (the "Company"), issuable under the Advanced Micro Devices, Inc.
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1996 Stock Incentive Plan (the "1996 Plan") and the Advanced Micro Devices, Inc.
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2000 Employee Stock Purchase Plan (the "2000 Plan" and together with the 1996
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Plan, the "Plans"), by the Company on Form S-8 filed with the Securities and
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Exchange Commission on June 23, 2000 (the "Registration Statement"), you have
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requested our opinion with respect to the matters set forth below.

          In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any other local agencies within the State of Delaware.

          Subject to the foregoing, it is our opinion that the Shares to be issued under the Plans have been duly authorized, and upon the issuance and delivery of the Shares, in the manner contemplated by the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 /s/ Latham & Watkins

                                 Latham & Watkins